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                                                                   EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Rite Aid Corporation:

  We consent to the use of our audit reports dated April 24, 1996 on the consolidated financial statements and schedule of Rite Aid Corporation and subsidiaries as of March 2, 1996 and March 4, 1995 and for each of the years in the three-year period then ended incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our reports refer to a change in the method of accounting for investments in fiscal year 1995.

                                                    /s/ KPMG Peat Marwick LLP
Harrisburg, Pennsylvania

November 8, 1996